QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Media Relations Contact:
MeeLin Nakata
Peregrine Systems, Inc.
(858) 720-5609
 meelin.nakata@peregrine.com

Peregrine Systems® Strengthens Financial Position
 Receives $50 Million Under Term Loan, Enters Agreement to Divest Supply Chain Enablement Business

SAN DIEGO, June 13, 2002—As part of its commitment to strengthen its financial position and sharpen its focus on Infrastructure Management, Peregrine Systems, Inc. (NASDAQ: PRGN) announced today that it has signed a loan and security agreement that will provide the company with approximately $50 million. In addition, Peregrine has entered into an agreement to sell its Supply Chain Enablement (SCE) business.

"This term loan represents one step in our ongoing efforts to improve Peregrine's financial position," said Gary Greenfield, Peregrine's CEO. "The agreement to sell the SCE operation demonstrates our intent to sharpen our focus on our core Infrastructure Management business, a $5 billion market space in which Peregrine is the acknowledged leader."

The loan and security agreement has been signed with Foothill Capital Corp., as administrative agent for Ableco Finance LLC. Peregrine received approximately $50 million from Ableco under the secured term loan. The loan obligates Peregrine to repay the principal starting in February 2003, with equal monthly payments of approximately $1.15 million, and the balance payable Dec. 31, 2003.

Peregrine also announced today that it has entered into an agreement with Golden Gate Capital LLC to sell its SCE business. The sale is expected to close in late June 2002, subject to the completion of Golden Gate's due diligence and other customary closing conditions. Peregrine had announced its intention to sell the SCE business earlier this year as part of its effort to focus on its core Infrastructure Management business and to improve its financial viability.

The SCE business consists of certain assets and intellectual property rights from Peregrine's acquisitions of Harbinger Corp. and Extricity, Inc. Certain business integration technology related to the Infrastructure Management business will be retained by Peregrine and licensed to the SCE business.

About Peregrine

Founded in 1981 and headquartered in San Diego, Peregrine is the leading provider of Infrastructure Management software. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime, anywhere access to enterprise resources, services and knowledge—resulting in improved productivity and asset utilization. For more information, visit Peregrine's Web site at www.peregrine.com.

About Golden Gate Capital

Golden Gate Capital (http://www.goldengatecap.com) is a San Francisco-based private equity investment firm with approximately $700 million of capital under management. Golden Gate is dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. They target investments of up to $100 million in situations where there is a demonstrable opportunity to significantly enhance a company's value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts, and recapitalizations, corporate divestitures and spin-offs, build-ups and venture-stage investing.

###

Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other marks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements about Peregrine Systems' financial results and its financial condition. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. In May 2002, Peregrine announced that it was conducting an internal investigation of its accounting practices under the auspices of the audit committee of the board of directors. It also announced that it intended to restate its financial results for the fiscal years ended March 31, 2000, 2001, and 2002. Since those announcements, Peregrine has been served with numerous lawsuits. Defending against these lawsuits will require substantial management attention and expense, and the company cannot predict what liability Peregrine may be determined to have. The company expects that it will need to engage in other financing transactions in the future, and financing may not be available as and when needed or on commercially favorable terms. Peregrine is currently pursuing a number of expense management initiatives, but implementation of these initiatives may not sufficiently reduce expenses. The sale of the SCE business is subject to various closing conditions and may not be completed.

In addition, Peregrine's accounting review is continuing, and Peregrine may determine that further accounting adjustments should be made for the transactions and matters currently being evaluated. Peregrine may identify additional transactions or matters that require accounting adjustments. Additional factors that could cause results to differ include discussions with, or actions required by, the Securities and Exchange Commission (SEC). Any of these factors could have an adverse effect on Peregrine's business, financial results, or financial condition, could impair its ability to complete the sale of the SCE business, and could affect its ability to remain in compliance with the terms of the loan agreement discussed above.

The time required to complete the audit committee's investigation and for Peregrine to complete its audit will depend on the scope and magnitude of the accounting inaccuracies that are discovered, and it is not known at this time whether the company will be able to comply with the ordinary filing deadline for its annual report on Form 10-K. Uncertainty concerning the company's business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. These uncertainties could also impair the company's ability to obtain additional financing. More information on risks and uncertainties related to the company and its business may be found in the company's quarterly and annual reports filed with the SEC.

QuickLinks

  Exhibit 99.1